UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2024

ALTO NEUROSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41944	83-4210124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

369 South San Antonio Road, Los Altos, CA	94022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 200-0412

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ANRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2024, the Board of Directors (the “Board”) of Alto Neuroscience, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board (the “NCGC”), appointed Maha Radhakrishnan, M.D., to serve as a member of the Board and as a member of the NCGC. Dr. Radhakrishnan was appointed as a Class I director for a term expiring at the Company’s 2025 Annual Meeting of Stockholders. The Board has determined that Dr. Radhakrishnan is “independent” pursuant to the rules of the New York Stock Exchange (“NYSE”) and the current rules and regulations of the Securities and Exchange Commission (the “SEC”).

Dr. Radhakrishnan, age 54, served as Group Senior Vice President and Chief Medical Officer of Biogen, Inc., a global biotechnology company, from January 2020 to March 2024. Previously, Dr. Radhakrishnan served as Senior Vice President and Global Head of Medical, Primary Care Business Unit at Sanofi S.A., a global biopharmaceutical company focused on human health, from October 2018 to January 2020. Dr. Radhakrishnan served as the Senior Vice President, Head of Worldwide Medical at Bioverativ Inc. from November 2016 to September 2018. Dr. Radhakrishnan received an M.D. and a Masters in the Russian language from the People’s Friendship University (Russia).

There is no arrangement or understanding between Dr. Radhakrishnan and any other person pursuant to which she was selected as a director. There are no transactions between Dr. Radhakrishnan and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Dr. Radhakrishnan is eligible to participate in the Company’s Non-Employee Director Compensation Policy, as such policy may be amended from time to time (the “Policy”). Pursuant to the Policy, Dr. Radhakrishnan will receive (i) an initial option grant to purchase 30,574 shares of the Company’s common stock, will vest and become exercisable in equal monthly installments over a three-year period, subject to continuous service through each vesting date, and (ii) on the date of each annual stockholder meeting thereafter, an annual option grant to purchase 15,287 shares of the Company’s common stock, which will vest and become exercisable on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to continuous service through the vesting date. In addition, Dr. Radhakrishnan will be paid a $40,000 annual cash retainer for her service on the Board, plus a $5,000 annual cash retainer for her service on the NCGC, plus additional amounts for service on any additional committee(s) to which she may be appointed, paid in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred and pro-rated based on the number of actual days served by her during such quarter. Under the Policy, Dr. Radhakrishnan may elect to receive some or all of her eligible cash compensation in the form of stock options.

In connection with Dr. Radhakrishnan’s election to the Board, the Company and Dr. Radhakrishnan entered into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”), a copy of which was filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-276495), filed with the SEC on January 29, 2024. The Indemnification Agreement requires the Company to indemnify Dr. Radhakrishnan, to the fullest extent permitted by Delaware law, for certain liabilities to which she may become subject as a result of her affiliation with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTO NEUROSCIENCE, INC.

Dated: March 11, 2024	By:	/s/ Amit Etkin
Amit Etkin, M.D., Ph.D.
President and Chief Executive Officer